Exhibit 23.1

Consent of Independent Auditors

We consent to the inclusion of our report dated January 27, 2011, except for the last paragraph of Note 18, as to which the date is August 17, 2011, with respect to the consolidated balance sheet of Ruud Lighting, Inc. and its subsidiaries as of October 30, 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, which report appears in the Form 8-KA of Cree, Inc. dated October 19, 2011.

We hereby consent to the incorporation by reference of said report in the Registration Statements of Cree, Inc. on Form S-3 (File No. 333-161785, effective September 8, 2009) and on Forms S-8 (File No. 333-122072, effective January 14, 2005, File No. 333-136903, effective August 25, 2006, File No. 333-148927, effective January 29, 2008, File No. 333-156981, effective January 27, 2009, File No. 333-164515, effective January 26, 2010, File No. 333-171874, effective January 26, 2011, File No. 333-136902, effective August 25, 2006, File No. 333-149547, effective March 5, 2008, File No. 333-156980, effective January 27, 2009, and File No. 333-164516, effective January 6, 2010).

/s/ Clifton Gunderson LLP

Racine, Wisconsin
October 19, 2011